[DESJARDINS DUCHARME STEIN MONAST LETTERHEAD]



                                                               September 3, 1997


Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated
North Tower
World Financial Center
New York, New York  10281-1209


Skadden, Arps, Slate, Meagher & Flom
919 Third Avenue
New York, New York  10022


Shearman & Sterling
Citicorp Center
153 East 53rd Street
New York, New York  10022


Osler, Hoskin & Harcourt
1 First Canadian Place
Toronto, Ontario
M5X 1B8


Ladies and Gentlemen:


                  Re:      NB Capital Corporation
                           Offering of 300,000 Shares of 8.35%
                           Noncumulative Exchangeable Preferred Stock, Series A


                  We have acted as counsel to National Bank of Canada (the "Bank"), a bank formed under the Bank Act (Canada) (the "Bank Act") in connection with the sale by NB Capital Corporation (the "Company") and the purchase by the Initial Purchaser named in the Purchase Agreement referred to below (the "Initial Purchaser") of 300,000 shares of the Company's

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                                        2

8.35% Noncumulative Exchangeable Preferred Stock, Series A (the "Series A Preferred Shares"). Each share of the Series A Preferred Shares is exchangeable, on the terms set forth in the Company's Articles of Amendment and Restatement, into one share of the Bank's 8.45% Noncumulative First Preferred Shares, Series Z (the "Bank Preferred Shares").

                  The Series A Preferred Shares are being issued pursuant to a purchase agreement dated August 22, 1997 (the "Purchase Agreement") among the Company, the Bank and the Initial Purchaser. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

                  The Bank Preferred Shares will be subject to the registration rights set forth in the Registration Rights Agreement, dated as of September 3, 1997 (the "Registration Rights Agreement"), among the Bank, the Company and the Initial Purchaser.

                  This opinion is furnished to the Initial Purchaser pursuant to
Section 5(b) of the Purchase Agreement.


         A.       DOCUMENTS EXAMINED

                  We have participated in the preparation of the Offering Memorandum in connection with the issuance and sale of the Series A Preferred Shares. In addition, for purposes of rendering our opinion, we have examined originals or certified copies of the following documents and instruments:

         (i)      the Purchaser Agreement;

         (ii)     the Offering Memorandum;

         (iii)    a  blueprint  of the  specimen  of the form of Bank  Preferred
                  Share;

         (iv)     the Bank Act (Canada), being the charter of the Bank;

         (v) the By-laws of the Bank, as amended through the date hereof\ (the "By-laws"), as certified by the Secretary of the Bank as of the date hereof;

         (vi) the resolutions of the Board of Directors of the Bank adopted at a meeting of the Board of Directors held on August 15, 1997, (the "Bank Resolutions"), as certified by the Secretary of the Bank as of the date hereof;



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                                        3

         (vii) a certificate of confirmation dated August 25, 1997 issued by the Superintendent of Financial Institutions (Canada) (the "Superintendent") as to the incorporation of the Bank;

         (viii) a letter dated August 15, 1997 and issued by the Canada Deposit Insurance Corporation (the "CDIC") as to the insurance of the Bank's eligible deposits by the CDIC;

         (ix) a certificate of officers of the Bank as to certain matters (the "Officers' Certificate");

         (x)      the Registration Rights Agreement;

         (xi) a certificate of the Secretary of the Bank dated the date hereof delivered by the Bank to the Initial Purchaser at the Closing;

         (xii) the mortgage loan purchase agreement executed before Mtre Bertrand Ducharme, on September 3, 1997, between the Bank and NB Finance, Ltd. ("NB Finance"), a Bermuda corporation, with respect to the Initial Mortgage Loans as this expression is more fully described therein (the "Mortgage Loan Purchase Agreement");

         (xiii) the loan agreement between NB Finance and the Company dated as of September 3, 1997 under the terms of which the Company has agreed to lend to NB Finance an aggregate amount of
                  U.S.$476,588,453 (the "Loan Agreement") and the promissory notes of NB Finance evidencing its indebtedness thereunder.

         (xiv)    sixteen  mortgage  loan  assignment   agreements   between  NB
                  Finance, the Company and the Bank dated as of September 3, 1997 (the "Mortgage Loan Assignment Agreements");

         (xv)     the  Foreign   Opinions  as  this  expression  is  hereinafter
                  defined;

         (xvi) powers of attorney by the Bank in favour of the Company and powers of attorney by NB Finance in favour of the Company (collectively, the "Powers of Attorney");

         (xvii) the advisory agreement dated September 3, 1997 between the Bank and the Company (the "Advisory Agreement");



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                                        4

         (xviii) the assignment of the Servicing Agreement dated September 3, 1997 between NB Finance and the Company and to which the Bank intervened (the "Assignment of Servicing Agreement"); and

         (xix) a letter addressed to the undersigned on September 3, 1997, by Shearman & Sterling relating to the mortgagors' rights and recourses in general under U.S. law (the "S&S Letter").

                  We also have examined the originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Bank and all such agreements, certificates of public officials, certificates of officers or representatives of the Bank and others, and such other documents, certificates and corporate or other records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

         B.       DEFINITIONS

                  In addition to the terms defined in the Purchase Agreement, the following terms are defined, in this opinion, as follows:

         1.       "Applicable  Laws" means those laws,  rules and regulations of
                  Canada and all the provinces of Canada which, in our experience, are normally applicable to transactions of the type contemplated by the Purchase Agreement and the Transaction Agreements, but without having made any special investigation concerning any other laws, rules or regulations;

         2. "Applicable Orders" means any administrative order or decree of any court or governmental authority or agency having jurisdiction over the Bank, the existence of which has been specifically disclosed to us by the Bank as listed in Schedule I;

         3. "Governmental Approval" means any consent, approval, license, authorization or validation of, or filing, qualification or registration with, any Governmental Authority pursuant to Applicable Laws;

         4. "Governmental Authorities" means any provincial or federal executive, legislative, judicial, administrative or regulatory body of Canada;

         5. "Material Adverse Effect" means any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects


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                                        5

                  of the Bank and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business;

         6. "NHA" means the National Housing Act (Canada), as amended from time to time, and the regulations promulgated thereunder;

         7. The Purchase Agreement, the Registration Rights Agreement, the Mortgage Loan Purchase Agreement, the Loan Agreement, the Mortgage Loan Assignment Agreements, the Advisory Agreement, the Servicing Agreement and the Assignment of Servicing Agreement are sometimes hereinafter collectively referred to as the "Transaction Agreements"; and

         8. The Tory Opinion, the Stewart Opinion, the Thompson Opinion, the Bennett Opinion, the McDougall Opinion, the Lawson Opinion, the Ballard Opinion and the S&S Opinion as these expressions are hereinafter defined, are sometimes hereinafter collectively referred to as the "Foreign Opinions".


         C.       ASSUMPTIONS AND FACT RELIANCE

                  In making our examination of documents executed by parties other than the Bank, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the enforceability of such documents by parties other than the Bank. As to any facts material to our opinions expressed herein which were not independently established or verified, we have relied upon certificates of public officials and written statements and representations of officers and other representatives of the Ban, the Company, NB Finance and others.

                  As to matters referred to in paragraphs 1 (second sentence), 4, 9 and 11 of Section D hereof, we have made no independent investigation but rely in that respect upon the opinion of the Vice President - Legal Affairs and Secretary of the Bank, copies of which opinion have been addressed and delivered to you. As to those of the Transactions Agreements governed by the laws of a jurisdiction other than the Province of Quebec, we have relied, without verification on our part, on the Foreign Opinions. As to matters referred to in paragraph 23, we have also, without verification on our part, relied on the S&S Letter.

                  We have not undertaken any due diligence with respect to (i) the Initial Mortgage Loans and, in particular, as to the title of the Bank, any restriction or requirement or the need for consents of notice with respect to the Initial Mortgage Loans, which may affect the validity of any purported transfer or assignment of the Initial Mortgage Loans and (ii) the qualification



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                                        6

of the Bank as an approved lender under the NHA, relying exclusively with respect thereto on the Officers' Certificate.


         D.       OPINIONS

                  Based upon and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

         1. The Bank has been duly organized and is validly existing as a Canadian chartered bank under the Bank Act, with full power (corporate and other) and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum, and to enter into and perform its obligations under the Purchase Agreement and each of the Transaction Agreements to which it is a party. The Bank is duly licensed and qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where failure to so qualify or to be in good standing would not result in a Material Adverse Effect.

         2. All of the outstanding shares of capital stock of the Bank have been duly authorized and validly issued and are fully paid and non-assessable.

         3. The Bank is a Schedule I bank under the Bank Act in good standing and CDIC has duly issued a letter stating that the Bank is an institution with eligible deposits insured by the CDIC as provided in the CDIC Act and by-laws thereunder, and, to our knowledge, no proceedings for the termination or revocation of such insurance are pending or currently threatened.

         4. The activities of each of the Bank's subsidiaries, as described in the Offering Memorandum and the documents incorporated by reference therein, are permitted to subsidiaries of a bank under Applicable Laws.

         5. The Purchase Agreement has been duly authorized, executed and delivered by the Bank.

         6. Each of the Transaction Agreements to which the Bank is a party has been duly authorized, executed and delivered by the Bank and constitutes a valid and binding obligation of the Bank and is enforceable against the Bank in accordance with its terms, except to the extent that enforcement of such agreement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).


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                                        7


         7. The blueprint of the specimen of the Bank Preferred Shares is in the form contemplated by the Offering Memorandum and the Bank Preferred Shares have been duly authorized by the Bank and (assuming the conformity of the Bank Preferred Shares with the blueprint of the specimen thereof examined by us), if and when executed and delivered by the Bank pursuant to the terms and conditions set forth in the Bank Resolutions, the Bank Preferred Shares will be duly issued, fully paid and non-assessable.

         8. The blueprint of the specimen of the Bank Preferred Shares conforms in all material respects to the descriptions thereof contained in the Offering Memorandum and such description conforms to the rights set forth in the Bank Resolutions; furthermore, the issuance of the Bank Preferred Shares is not subject to pre-emptive or other similar rights of any securityholder of the Bank.

         9. The Bank and its subsidiaries have all Governmental Approval necessary to own or lease, as the case may be, and to operate their respective properties and to carry on their respective businesses as presently conducted, except where the failure to obtain such Governmental Approval would not have a Material Adverse Effect.

         10. The descriptions in the Offering Memorandum of Canadian statutes and Canadian banking laws and regulations are accurate in all material aspects.

         11. Except as disclosed in the Offering Memorandum, there are no actions, suits, proceedings or investigations pending or threatened against or affecting the Bank or its subsidiaries, or their respective properties or businesses, at law or in equity, before any court in Canada or before any governmental or administrative body or agency in Canada or Quebec, which, alone or in the aggregate, could have a Material Adverse Effect or challenge the right, power, authority or ability of the Bank to carry out the transactions contemplated in the Offering Memorandum, the Purchase Agreement and each of the Transaction Agreements to which it is a party.

         12. No Governmental Approval is required for the issuance and sale of the Series A Preferred Shares by the Company or the Bank Preferred Shares by the Bank, the performance by the Bank of its respective obligations under the Purchase Agreement and each of the Transaction Agreements to which it is a party or consummation of the transactions contemplated thereby, except such as have been obtained and made or as required pursuant to the terms of such Transaction Agreements.

         13. The execution and delivery by the Bank of the Purchase Agreement and each of the Transaction Agreements to which the Bank is a party and the consummation of the transactions contemplated thereby and in the Offering Memorandum (including the issuance and sale of the Series A Preferred Shares by the Company and the issuance of Bank Preferred Shares by the Bank), and the performance by the Bank of its obligations under the Purchase Agreement



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                                        8

and each of the Transaction Agreements to which it is a party, each in accordance with its terms, do not conflict with the Bank Act, being the charter of the Bank, or By-laws of the Bank.

         14. The issue and sale of the Bank Preferred Shares by the Bank, the execution and delivery of the Purchase Agreement and the Transaction Agreements to which the Bank is a party, the compliance by the Bank with all of the provisions of the Bank Preferred Shares, the Purchase Agreement, and the Transaction Agreements to which it is a party, and the consummation by the Bank of the transactions therein contemplated will comply with Applicable Laws and Applicable Orders.

         15. The information in the Offering Memorandum under "Canadian Federal Income Tax Considerations" and Annex II to the Offering Memorandum to the extent that it constitutes matters of law, summaries of legal matters, the Bank Act and By-laws, legal proceedings or legal conclusions, has been reviewed by us and fairly present the information disclosed therein in all material respects.

                  In addition, we have participated in conferences with officers and representatives of the Bank and the Company, in-house counsel to the Bank and the Company, Bermuda counsel to NB Finance, counsel to the Initial Purchaser, representatives of the independent accountants for the Company and the Bank and the Initial Purchaser at which the contents of the Offering Memorandum and related matters were discussed. Although we are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Offering Memorandum and have made no independent check or verification thereof (other than to the extent specified in paragraph 10 above), on the basis of the foregoing, no facts have come to our attention that have led us to believe that the Offering Memorandum (including the annexes thereto), as of the date of the Offering Memorandum and as of the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that we express no belief with respect to the financial statements, schedules and other financial data included or incorporated by reference therein or excluded therefrom.

         16. The Mortgage Loan Purchase Agreement constitutes a legal, valid and binding agreement as between the Bank and NB Finance transferring to NB Finance such right, title and interest in and to the Initial Mortgage Loans as the Bank had prior to transfer, including all interest accrued on the Initial Mortgage Loans as of the date of the Mortgage Loan Purchase Agreement and the Bank's rights under the CMHC insurance policies covering losses sustained as a result of defaults under the said Initial Mortgage Loans.

         17. The Mortgage Loan Purchase Agreement will not require compliance with any bulk sales or similar legislation in Canada.



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                                        9

         18. The Initial Mortgage Assets (as defined in the Offering Memorandum) conform in all material respects to the descriptions thereof contained in the Offering Memorandum.

         19. Pursuant to the Mortgage Loan Purchase Agreement, NB Finance has been assigned, amongst other, the right to:

         (a) physical possession of the documents evidencing the Initial Mortgage Loans;

         (b) the income derived from the Initial Mortgage Loans, together with the capital falling due thereon and the right to give a valid discharge thereof;

         (c) institute in its own name (subject to compliance with various procedural formalities) proceedings in recovery of the Initial Mortgage Loans, including hypothecary recourses consisting of taking the real property securing the Initial Mortgage Loans in payment upon default of the mortgagor (hypothecary debtor) or of having such real property sold by judicial authority upon default of the said mortgagor (hypothecary debtor);

         (d) have its interest in the Initial Mortgage Loans registered (subject to compliance with various procedural formalities) against the real properties underlying the Initial Mortgage Loans; and

         (e)      dispose of the Initial Mortgage Loans.

         20. Each of the Mortgage Loan Assignment Agreements constitutes a legal, valid and binding agreement as between NB Finance and the Company assigning to the Company, subject to an equitable right of redemption, such right, title and interest in and to the Initial Mortgage Loans transferred thereby as NB Finance had prior to such assignments.

         21. Pursuant to the Mortgage Loan Assignment Agreements, the Company has the right, amongst others, subject to an equitable right of redemption, to:

         (a) physical possession of the documents evidencing the Initial Mortgage Loans, which documents are to be held by the Bank as agent of the Company;

         (b) collect the income derived from the Initial Mortgaged Loans, together with the capital falling due thereon and give a valid discharge thereof;

         (c) institute in its own name (subject to compliance with various procedural formalities) proceedings in recovery of the Initial Mortgage Loans, including hypothecary recourses consisting of taking the real property securing the Initial Mortgage Loans in payment upon default of the mortgagor (hypothecary debtor)


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                                       10

                  or of having such real property sold by judicial authority upon default of the said mortgagor (hypothecary debtor);

         (d) have its interest in the Initial Mortgage Loans registered (subject to compliance with various procedural formalities) against the real properties underlying the Initial Mortgage Loans;

         (e) dispose of any Initial Mortgage Loan upon the occurrence of an event of default under such Mortgage Loan; and

         (f) make a claim under the CMHC insurance policy in respect of an Initial Mortgage Loan, to the same extent as the Bank would have been entitled to do.

         22. The Initial Mortgage Assets will be secured by, and will constitute an interest in, the Initial Mortgage Loans and the real property underlying the Initial Mortgage Loans.

         23. The legal rights, title and interest created in favor of the Company pursuant to the Transaction Agreements are comparable to the legal rights, title and interest which a mortgagee would obtain pursuant to a mortgage under the laws in the United States.

         24. The rights and powers conferred on the Company by virtue of the Mortgage Loan Purchase Agreement, the Mortgage Loan Assignment Agreements and the Powers of Attorney are sufficient to allow the Company, upon receipt of the information with respect to the Initial Mortgage Loans to which the Company is entitled pursuant to the Mortgage Loan Assignment Agreements, to prepare and register assignments or transfers of such Initial Mortgage Loans in the land registry or land titles offices in Canada in order to have the Company's interest in the Initial Mortgage Loans as assignee thereof registered against the real properties underlying the Initial Mortgage Loans.

         25. The Powers of Attorney are irrevocable and cannot be revoked, rescinded, or modified by any action of the Bank or NB Finance.

         26. Except for registration in the land registry or land titles offices in Canada, no further registration, recording or filing is currently required under the laws of Canada to preserve, perfect or protect (to the extent capable of preservation, perfection or protection by registration) the interest of the Company in the Initial Mortgage Loans to the extent that such interest constitutes an interest in real property.


         E.       QUALIFICATIONS

                  The opinion expressed herein is subject to the following qualifications:


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                                       11


         1. Enforcement proceedings with respect to any of the mortgages and hypothecs forming part of the Initial Mortgage Loans must be commenced in the province of Canada in which the real property subject to the mortgage or hypothec is located and then only in accordance with the rules and procedural formalities in effect in such province.

         2. In an action brought before a court of competent jurisdiction in Quebec in respect of the Mortgage Loan Assignment Agreements, such court would look at the laws of Bermuda, being the jurisdiction in which NB Finance had its domicile at the time of the execution of such Mortgage Loan Assignment Agreements, and such laws, to the extent specifically pleaded and proved as a matter of a fact by expert evidence, would be recognized and applied by such court to all issues relating to the creation, validity and perfection of the rights constituted by the Mortgage Loan Assignment Agreements. Such court would look at the laws of the country in which NB Finance is domiciled at the time the Company exercises its rights under the Mortgage Loan Assignment Agreements, and such laws, to the extent specifically pleaded and proved as a matter of a fact by expert evidence, would be recognized and applied by such court to all issues relating to the publication of the rights constituted by the Mortgage Loan Assignment Agreements and its effects. The courts of Quebec will not apply those laws of Bermuda or the laws of the country in which NB Finance is domiciled, as the case may be, (i) which it characterizes as being of a revenue, penal or public law nature, (ii) which relate to matters of a procedural nature or (iii) the application of which would be inconsistent with public policy, as that term is applied by the courts in Quebec. In addition, a court of competent jurisdiction in Quebec may reserve to itself an inherent power to decline to hear any such action if it is contrary to public policy for it to do so, or if it is not the proper forum to hear such an action, or if concurrent proceedings in respect of such matter are being brought elsewhere. Based on the nature of the transactions contemplated by, and of the rights created pursuant to, the Transaction Agreements, it is unlikely that a Quebec court would not give effect to the Transaction Agreements on the basis of the foregoing grounds.

         3. In any proceedings taken in a court of competent jurisdiction in Quebec for the enforcement of the Mortgage Loan Assignment Agreements, any final and conclusive judgment in personam for a sum certain obtained in Bermuda would be recognized and enforced in Quebec except in the following cases: (i) the foreign authority had no jurisdiction according to the provisions of the Civil Code of Quebec, (ii) the decision is subject to ordinary remedy (such as an appeal), or is not final (as opposed to provisional decisions) or enforceable at the place where it was rendered, (iii) the decision was rendered in contravention of the fundamental principles of procedure, (iv) a dispute between the same parties, based on the same facts and having the same object has given rise to a decision rendered in Quebec, whether it has acquired the authority of a final judgment (res judicata) or not, or is pending before a Quebec authority, in first instance, or has been decided by another foreign authority and the decision meets the necessary conditions for recognition in Quebec, (v) the outcome of the foreign decision is manifestly inconsistent with public order as understood in international relations, or (vi) the decision enforces obligations arising from the taxation laws of a foreign jurisdiction. A decision


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                                       12

rendered by default may not be recognized or declared enforceable unless the plaintiff proves that the act of procedure initiating the proceedings was duly served on the defaulting party in accordance with the law of the place where the decision was rendered. A Quebec court may refuse recognition or enforcement if the defaulting party proves that, owing to the circumstances, it was unable to learn of the act of procedure initiating the proceedings or was not given sufficient time to offer its defense. In personal actions, the jurisdiction of a foreign authority will be recognized under the Civil Code of Quebec when the parties have submitted to the foreign authority disputes which have arisen or which may arise between them in respect of a specific legal relationship or when the defendant has recognized the jurisdiction of the foreign authority.

         4. In the event that the Mortgage Loan Assignment Agreements are sought to be enforced in any action or proceeding in the Province of Ontario in accordance with the laws applicable thereto as chosen by the parties, namely the laws of Bermuda, the courts of the Province of Ontario:

         (a) would recognize the choice of laws provided that such choice of laws is bona fide (in the sense that it was not made with a view to avoiding the consequences of the laws of any other jurisdiction) and is not contrary to public policy, as such term is understood under the laws of the Province of Ontario; and

         (b) would apply the laws of Bermuda in any such action or proceeding, upon appropriate evidence as to such laws being adduced, provided that none of the provisions of the Mortgage Loan Assignment Agreements or of the laws of Bermuda are contrary to public policy, as such term is understood under the laws of the Province of Ontario.

                  A court in the Province of Ontario has, however, an inherent power to decline to hear such an action if it is contrary to public policy, as such term is understood under the laws of the Province of Ontario, for it to do so, or if it is not the proper forum to hear such action, or if concurrent proceedings are being brought elsewhere.

         5. The laws of the Province of Ontario permit an action to be brought in a court of competent jurisdiction in Ontario on any final and conclusive judgment in personam of a foreign jurisdiction, which is not impeachable as void or voidable under the internal laws of such foreign jurisdiction, for a sum certain if only:

         (a) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of the Province of Ontario;

         (b) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of the Province of Ontario;

         (c) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue or penal laws; and

         (d) there has been compliance with the Limitations Act (Ontario), which provides that any action to enforce a foreign judgment must be commenced within six years of the date of the foreign judgment.

         6. Until the hypothecary debtors and mortgagors are properly notified of the transfer and assignment of the Initial Mortgage Loans, such transfer and assignment may not be set up against the said hypothecary debtors and mortgagors and third persons, including a trustee in bankruptcy. Therefore, until such proper notice is given, the mortgagors and hypothecary creditors under the Initial Mortgage Loans may continue to discharge their respective payment obligations under the Initial Mortgage Loans by making payment to the Bank. Therefore, a hypothecary debtor (mortgagor) may set up against NB Finance and the Company any payment made to the Bank before it has been notified of the Mortgage Loan Purchase Agreement and the Mortgage Loan Assignment Agreements, as well as any cause of extinction of its obligations under the Initial Mortgage Loans which has occurred before it has been notified of the Mortgage Loan Purchase Agreement and the Mortgage Loan Assignment Agreements. Under certain circumstances, a hypothecary debtor (mortgagor) may also set up any payment made in good faith to the apparent creditor.

         7. In Quebec, until the Mortgage Loan Purchase Agreement and the Mortgage Loan Assignment Agreements are registered at the registry offices where the real properties securing the Initial Mortgage Loans are located and certified statements of registration are furnished to the hypothecary debtors (mortgagors) thereunder, such transfer and assignment may not be set up against a subsequent assignee of the Initial Mortgage Loans who has observed these formalities. This situation could only occur or be permitted to exist if:

         (a) the representations and warranties of the Bank under the Mortgage Loan Purchase Agreement were incorrect or if the Bank were to breach its contractual obligations under the Mortgage Loan Purchase Agreement; or

         (b) the representations and warranties of NB Finance under the Mortgage Loan Assignment Agreements were incorrect of if NB Finance were to breach its contractual obligations under the Mortgage Loan Assignment Agreements.

         8. To the extent that the interest of the Company and NB Finance in the Initial Mortgage Loans constitute interests in real property, such interests will be subject to interests in the Initial Mortgage Loans acquired by any persons who register their interests in the applicable land registry or land titles offices before the Company and NB Finance register their respective interests in such offices. However, the existence of such an intervening interest could only occur or be permitted to exist if:

         (a) the representations and warranties of the Bank under the Mortgage Loan Purchase Agreement were incorrect of if the Bank were to breach its contractual obligations under the Mortgage Loan Purchase Agreement; or

         (b) the representations and warranties of NB Finance under the Mortgage Loan Assignment Agreements were incorrect or if NB Finance were to breach its contractual obligations under the Mortgage Loan Assignment Agreements.

         9. Remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

         10. The ability to recover claims for certain costs or expenses may be subject to judicial discretion.

         11. Since the Servicing Agreement and the Advisory Agreement may be considered by their nature to be contracts of successive performance within the meaning of the Civil Code of Quebec, the company may be denied the right to terminate such agreements, notwithstanding their terms and conditions, if the default of the Bank is of minor importance, unless the default occurs repeatedly, but the Bank would then be entitled to a proportional reduction of its correlative obligations. Although there is no authority directly on point, the Company should be able to terminate the Advisory Agreement and the Servicing Agreement in accordance with their respective terms.

         12. Under Article 1474 of the Civil Code of Quebec, a person may not exclude or limit his liability for material injury caused to another through an intentional or gross fault.

         13. As to matters governed by the laws of Bermuda, the laws of the provinces of Canada, excluding the province of Quebec, and the laws of the United States of America, we have relied upon the hereinafter mentioned opinions, copies of which have been addressed and delivered to you:

         (a) an opinion dated September 3, 1997 by Conyers Dill & Pearman (herein referred to as the "CD&P Opinion");

         (b) an opinion dated September 3, 1997 by Tory Tory DesLauriers and Binnington (herein referred to as the "Tory Opinion");

         (c) an opinion dated September 3, 1997 by Stewart McKelvey Stirling Scales (herein referred to as the "Stewart Opinion");

         (d) an opinion dated September 3, 1997 by Thompson Dorfman, Sweatman (herein referred to as the "Thompson Opinion");

         (e) an opinion dated September 3, 1997 by Bennett Jones Vercheres (herein referred to as the "Bennett Opinion");

         (f) an opinion dated September 3, 1997 by McDougall Ready (herein referred to as the "McDougall Opinion");

         (g) an opinion dated September 3, 1997 by Lawson Lundell Lawson and McIntosh (herein referred to as the "Lawson Opinion");

         (h) an opinion dated September 3, 1997 by Ballard Spahr Andrews & Ingersoll (herein referred to as the "Ballard Opinion"); and

         (i) an opinion dated September 3, 1997 by Shearman & Sterling (herein referred to as the "S&S Opinion").

                  To the extent that each of these opinions is based upon any assumption or is made subject to any limitation, qualification or exception, our opinion given in reliance thereon is based upon such assumption and is subject to such limitation, qualification or exception.

         14. The CMHC insurance policies in respect of the Initial Mortgage Loans will cease to be in force if any Initial Mortgage Loan is sold to a person other than an approved lender (as this expression is defined in the NHA) unless such Initial Mortgage Loan continues to be administered by CMHC or an approved lender.

         15. We express no opinion as to title of the Bank and NB Finance to any property nor as to the rank or priority of any security interest, mortgage, charge or assignment constituted by any of the Transaction Agreements.

         16. The obligation of the parties to the Transaction Documents may be affected by a case of "force majeure".

                  Members of our firm are admitted to the bar in the Province of Quebec, and we express no opinion as to the laws of any jurisdiction other than
(i) the laws of Quebec and (ii) the laws of Canada to the extent specifically referred to herein.

                  Without express permission, this opinion letter may not be used, circulated, quoted or otherwise referred to for any purpose except as stated therein, except that reference may be made to this letter in the list of closing documents pertaining to the offering of the Bank Preferred Shares. Except as agreed by us in writing, the opinions expressed herein are solely for the benefit of the addressees hereof, and may be relied upon solely by such addressees for the purposes for which this letter is being furnished. Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Initial Purchaser, Shearman & Sterling, counsel to the Company, counsel to NB Finance, may rely on the opinions expressed herein as if this opinion letter were addressed and delivered to such counsel on the date hereof by the undersigned.

                                             Yours very truly,

                                             DESJARDINS DUCHARME STEIN MONAST


cc:  National Bank of Canada

                                   SCHEDULE I

                                APPLICABLE ORDERS



1. Order from the Superintendent of Financial Institutions Canada (the "Superintendent") dated September 2, 1997 permitting the National Bank of Canada (the "Bank") to acquire NB Finance, Ltd.

2. Order from the Superintendent dated September 2, 1997 permitting the Bank to acquire NB Capital Corporation.